EXHIBIT 16.1

RICHEY
MAY & co.

February 4, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statement made by Entrust Financial Services, Inc., which we understand will be filed with the Commission under Item 4.01 of the Company’s Form 8-K report dated February 6, 2006. We agree with the statements concerning our firm in such Form 8-K. Except as otherwise set forth herein, we have no basis on which to agree or disagree with the information set forth in the fourth paragraph of such statement.

Very truly yours,

/s/ Richey May & Co., LLP
Richey May & Co., LLP

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